Exhibit 99.1

Organovo Holdings, Inc. to Webcast, Live, at RetailInvestorConferences.com on August 2nd

07/30/2012

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NEW YORK, July 30, 2012 /PRNewswire/ — Organovo Holdings, Inc. (OTCQB: ONVO) the San Diego-based regenerative medicine company focused on using its breakthrough NovoGen 3D human tissue printing technology to create tissue on demand for research and surgical applications, today announced that Keith Murphy, CEO will present at RetailInvestorConferences.com.

DATE:	August 2, 2012

TIME:	12:00 PM EDT

LINK:	www.retailinvestorconferences.com > red “register / watch event now” button

This will be a live, interactive online event where investors are invited to ask the company questions in real-time— both in the presentation hall as well as the company’s “virtual trade booth.” If attendees are not able to join the event live on the day of the conference, an on-demand archive will be available for 90 days.

It is recommended that investors pre-register to save time and receive event updates.

About Organovo Holdings, Inc.:

Organovo Holdings, Inc. (OTCQB: ONVO) is a three-dimensional biology company focused on delivering breakthrough bioprinting technology and creating tissue on demand for research and medical applications. The company’s NovoGen three-dimensional bioprinting technology is a platform that works across all tissue and cell types. Organovo’s NovoGen MMXTM Bioprinter was selected as one of the “Best Inventions of 2010” by TIME Magazine. Organovo is helping pharmaceutical partners develop human biological disease models in three dimensions that enable therapeutic drug discovery and development. Organovo’s bioprinting technology can also be developed to create surgical tissues direct therapy. Organovo leads the way in solving complex medical research problems and building the future of medicine. For more information, please visit http://www.organovo.com.

About RetailInvestorConferences.com:

Since 2010, RetailInvestorConferences.com, created by BetterInvesting (NAIC) PR Newswire and MUNCmedia, has been the only monthly virtual investor conference series that provides an interactive forum for presenting companies to meet directly with retail investors using a graphically-enhanced online platform.

Designed to replicate the look and feel of location-based investor conferences, Retail Investor Conferences unites PR Newswire’s leading-edge online conferencing and investor communications capabilities with BetterInvesting’s extensive retail investor audience network and MUNCmedia’s sophisticated retail investor targeting.